UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2015

EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31353 (Commission File No.)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)     On February 21, 2015, the Board of Directors approved Amended and Restated Bylaws (the “Amended Bylaws”) of Emulex Corporation (the "Company"). The Amended Bylaws amend Article VII of the Bylaws (Indemnification) to update and clarify the provisions regarding indemnification of directors and officers:

--    including a requirement that the Company indemnify any person who was or is (or is threatened to be made) a party to any action, suit or proceeding by reason of the fact such person is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity unless it is determined that such person is not entitled to be indemnified. The prior Bylaw provision did not make such indemnification automatic but required a specific authorization by the Board in each case and contained exceptions if independent counsel or a majority of disinterested directors determined that the director or officer acted in bad faith or deliberately breached his or her duties or that it was more likely than not it would ultimately be determined that the director or officer was not entitled to indemnification; and

--    limiting the scope of indemnification under the Bylaws to directors and officers (rather than directors, officers, employees and agents).

In addition, the Amended Bylaws added a new Article IX specifying the Court of Chancery of the State of Delaware as the sole and exclusive forum for among other things, derivative actions brought on behalf of the Company, actions asserting breach of fiduciary duties by officers, directors or employees of the Company, and actions asserting claims under the Delaware General Corporation Law or claims governed by the internal affairs doctrine.

The foregoing description is not intended to be a complete description or summary of the Amended Bylaws and is qualified in its entirety by the Amended Bylaws, a copy of which is attached hereto and incorporated herein as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of the Company

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
Date: February 25, 2015	BY: /s/ Jeffrey W. Benck Jeffrey W. Benck President and Chief Executive Officer

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